DNAPRINT GENOMICS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 22, 2006

Dear  Stockholders:

     You are cordially invited to attend the 2006 ANNUAL MEETING OF STOCKHOLDERS ON THURSDAY, JUNE 22, 2006 at Hilton Garden Inn, 8720 Tamiami Trail, Sarasota, Florida 34243 at 10:00 AM Eastern Daylight Time. At the meeting we will:

-     Elect  directors  for  the  upcoming  year.

- Ratify the selection of Pender, Newkirk and Company as the Company's independent auditors for the fiscal year ending December 31, 2006.

- Transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

     Stockholders of record at the close of business on April 25, 2006 are entitled to vote at the Annual Meeting. If you are not planning to attend the meeting, it is still important that your shares be represented. Please complete, sign, date, and return to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

                              Sincerely,


               TONY  FRUDAKIS
               Secretary

                             DNAPRINT GENOMICS, INC.
             PROXY STATEMENT FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
                             Thursday, June 22, 2006


     This Proxy Statement is furnished to the stockholders in connection with the solicitation of proxies by the Company's Board of Directors for use at the DNAPrint Genomics, Inc. (the "Company") 2006 Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 8270 North Tamiami Trail, Sarasota, Florida 34243 on Thursday, June 22, 2006 at 10:00 AM Eastern Daylight Time and any adjournment thereof. The matters to be considered and acted upon at the meeting are set forth in the attached Notice of Annual Meeting of Stockholders. This Proxy Statement, the Notice of Annual Meeting of Stockholders, and the form of Proxy will first be sent to Stockholders on or about May 1, 2006.

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting has been fixed by the Board of Directors as the close of business on April 25, 2006. As of that date there were 346,060,689 shares of Common Stock ("Common Stock") of the Company outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting.

     If the accompanying Proxy is signed and returned, the shares represented by the Proxy will be voted as specified in the Proxy. Where no choice is specified, the Proxy will be voted in favor of the proposals described herein. Stockholders who execute Proxies may revoke them by notifying the Secretary at any time prior to the voting of the Proxies.

     The complete mailing address of the Company is 900 Cocoanut Avenue, Sarasota, Florida 34236.


                       EXPENSE AND MANNER OF SOLICITATION

     The Company will bear the cost of this solicitation, including amounts paid to banks, brokers and other record owners to reimburse them for their expenses in forwarding solicitation material regarding the 2006 Annual Meeting to beneficial owners of the Company's Common Stock. The Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses, which we estimate will total approximately $32,500. We will solicit proxies by mail. The proxy material will be forwarded to the stockholders of record and certain other beneficial owners of the Company's Common Stock.

                         ELECTION OF BOARD OF DIRECTORS

     A board of three (3) directors will be elected by a plurality of the votes cast by stockholders represented and entitled to vote at the Annual Meeting. Directors are elected at the Annual Meeting to hold office until the next Annual Meeting, and until their successors are elected and qualified. The Board of Directors has designated the following persons as nominees: Tony Frudakis, Richard Gabriel and Hector Gomez. Unless you withhold authority to vote for directors in your proxy, your shares will be voted for: Tony Frudakis, Richard Gabriel and Hector Gomez. All nominees have agreed to serve if elected, and each of them has consented to being named in this Proxy Statement. All of the nominees for directorship are now directors of the Company. If a nominee is unable or unwilling to serve at the time of the election, the people named as proxies have the right to vote according to their judgment for another person.


THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF MESSRS. FRUDAKIS, GABRIEL, AND GOMEZ.


                  INFORMATION REGARDING THE BOARD OF DIRECTORS
                             AND EXECUTIVE OFFICERS

     All Directors are elected annually by a plurality of the shares represented and hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Executive Officers serve at the discretion of the Board of Directors.

     The following table provides information regarding each nominee for election to the Board of Directors and about each of the Company's Directors and executive officers holding office since January 1, 2005.


     NAME            AGE                    POSITION
     ----            ---                    --------
Richard  Gabriel*     57 Chief  Executive  Officer,  Director
-----------------     -- ------------------------------------
Tony  Frudakis        38 Chief  Scientific  Officer,  Secretary,  Director
--------------        -- -------------------------------------------------
Hector  Gomez         66 Chairman  of  the  Board  of  Directors,  Chief Medical
-------------         -- -------------------------------------------------------
                         Officer
                         -------
Monica  Tamborini*    49 Chief  Financial  Officer, Chief Operating Officer
------------------    -- --------------------------------------------------

*  Mr.  Gabriel  and  Ms.  Tamborini  are  married.

Dr. Frudakis has served on our Board and has been an officer since our inception. Dr. Gomez has served as a Director since 2002 and as an officer since May 2003. Mr. Gabriel has served as a Director since 2002 and as an officer since March 2003. Ms. Tamborini has been an officer since May 2003.

RICHARD  GABRIEL
Mr. Gabriel joined us in November 2002 as a Director. As Chief Executive Officer, he, along with our other Board members, formulates and communicates strategic direction. He continues to work for us in that capacity and in addition, in March 2003, he agreed to join us as President. In his role as President, Mr. Gabriel is responsible for and oversees all aspects of our business.

Prior to joining us, Mr. Gabriel consulted for several start-up companies while working as a partner at GenBiomics, LLC and as head of Life Sciences Practice at Semaphore, Inc. From 1998 until 2001, Mr. Gabriel served as Chief Executive Officer and President of Calix Corporation, parent company to Pharm-Eco Laboratories, Inc. He was one of five core team members that set the overall strategic direction for Pharm-Eco Laboratories, Inc. and helped guide Pharm-Eco's high performance, self-directed organization. He obtained his MBA from Suffolk University's Executive MBA Program, Boston, Massachusetts in 1985 and his B.S. in Chemistry from Ohio Dominican College, Columbus, Ohio in 1978.

TONY  FRUDAKIS,  PH.D.
Dr. Frudakis, our founder, has served as a Director and officer since the Company's inception. He has served in many capacities, including CEO/President. Dr. Frudakis now serves as Chief Scientific Officer and is responsible for executing research and development goals and objectives, under the direction of the Board of Directors. As a member of the Board, Dr. Frudakis also participates in strategic planning, concentrating on his field of expertise, biologic and genomics science and innovation.

Prior to starting DNAPrint genomics, Inc., Dr. Frudakis founded GAFF biologic, the predecessor in interest to our Florida subsidiary, in 1998. He served as its President and Chief Executive Officer. Early in his career, Dr. Frudakis was a research scientist for Corixa Corporation. While at Corixa he developed several new techniques for RNA fingerprinting, managed and executed high-throughput gene discovery programs for various cancers and was instrumental in the Company's early success in attracting research and development partners. In all, his work has resulted in a patent portfolio for over 350 unique genes and 2 products.

HECTOR  GOMEZ,  M.D,  PH.D.
Dr. Gomez has served on our Board of Directors since March 2002. As Chairman of the Board, Dr. Gomez leads the members in their governing obligations. In addition, in May 2003, Dr. Gomez joined us as Chief Medical Officer. In this capacity, he is responsible for overseeing and managing our efforts to commercialize our pharmacogenomic products.

Dr. Gomez was formerly a partner in GenBiomics, LLC, a consulting firm. From 2001 to 2002, he was Chief Executive Officer of Zengen, Inc., a biotechnology company. From 2000 to 2001, he was Chief Executive Officer of Nutri Logics, Inc., a consumer products company. Prior to joining Nutri Logics, from 1994 to 1999, he was Chief Executive Officer of Transcend Therapeutics, a biotechnology company. Concurrent with these positions, since 1999, Dr. Gomez has served as a Clinical Associate Professor of Pharmacology and Medicine at the University of South Florida, College of Medicine (voluntary faculty). His research career to date has focused on the clinical pharmacology of Hypertension, Hypokalemia, Hyperglycemia, Hyperuricemia and Hypercholesteremia drugs.

MONICA  TAMBORINI
In May 2003, Ms. Tamborini joined us as Chief Financial Officer and Chief Operating Officer. As CFO, Ms. Tamborini oversees and manages all accounting functions, including financial reporting, as well as helping to obtain outside capital to fund our operations. As COO, she is responsible for seeing that operations run efficiently and effectively and that we have the necessary personnel and infrastructure required to execute the Board's strategic plan of operations.

Prior to joining us, Ms. Tamborini had served in controller and CFO positions since 1988. From 1992 to 2001, she was CFO for Calix Corp and its subsidiary Pharm-eco Laboratories. Ms. Tamborini was also one of the five core team members for Pharm-eco Laboratories that set the overall strategic direction of the company. Her main focus was operations and finance. From 2001 through 2003, Ms. Tamborini was not employed.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The following table sets forth the names, number of late reports, number of late reported transactions and known failures to file a required report with respect to required filings under Section 16(a) of the Exchange Act by the Company's officers, directors and stockholders.

            Name     Late Reports     Transactions     Known Failure
            ----     ------------     ------------     -------------
             N/A           0               0                 0
             ---           -               -                 -


                            COMPENSATION OF DIRECTORS

     On February 22, 2002, we entered into an agreement with Dr. Gomez when he joined our Board of Directors. In consideration of Dr. Gomez' agreement to serve on the Board of Directors, we granted him options to purchase 130,000 shares of our stock at an exercise price of $0.60 per share. The options vest ratably over a period of four years from the date of the contract. As of the date of this proxy statement all of the options had vested, and no options had been exercised. In addition, we agreed to pay him a cash director's fee of $20,000 per year through December 31, 2005.




                              FISCAL 2005 YEAR-END OPTION VALUES

                     Number of Securities                 Value of Unexercised
                Underlying Unexercised Options at       In-The-Money Options at
                        December 31, 2005                December 31, 2005 (1)
Name               Exercisable     Unexercisable     Exercisable     Unexercisable

Richard Gabriel    18,500,000            -            $ 61,500              -
Tony Frudakis      18,500,000            -            $ 61,500              -
Hector Gomez       18,630,000            -            $ 61,500              -
Monica Tamborini    2,000,000            -                   -              -


There  were  no  options  exercised  during  fiscal  year  2005.

(1)  The  market  price  of  our  stock  was  $0.0211  at  December  31,  2005.

                          BOARD AND COMMITTEE MEETINGS

     During 2005, all Directors were in attendance at all meetings of the Board of Directors. The Board of Directors held seven (7) meetings during 2005. Currently, there are no standing committees of the Board.


                            BOARD NOMINATING PROCESS

     Our Board of Directors does not have a standing nominating committee responsible for identifying, reviewing and recommending nominees to serve as members of the Board. Instead, the entire Board of Directors fulfills this function, and each member of the Board participates in the consideration of director nominees. Given the small size of the Company and its Board, and the Company's limited resources, the Board does not believe that creating a separate nominating committee would result in any greater efficiency in the nominating process or quality of nominees. Accordingly, the Board of Directors has concluded that the Company and its stockholders would be best served by having the entire Board of Directors act in place of a nominating committee. Because all of the Directors hold positions as executive officers, our Directors are not "independent" with respect to the Company.

     Our Board has not adopted minimum qualifications for director candidates. Instead, in evaluating potential director candidates, the Board takes into account a wide variety of factors, including each candidate's suitability, professional qualifications and expertise in relation to the composition and performance of the Board as a whole. We do not have any arrangements with third parties to identify potential director candidates. For the same reason, the Board does not have a policy with regard to the consideration of director candidates recommended by security holders. Although the Board of Directors does not have such a policy, the Board would consider any such recommendation as it would any other recommended nominee.

                          COMMUNICATION WITH DIRECTORS

     The Company maintains an email address (dnap@dnaprint.com) to which shareholders may send communications to the Company's Board of Directors. The investors relations personnel receiving the communications determine whether it is forwarded to the Board.


                             EXECUTIVE COMPENSATION

     The compensation and awards that have been earned by our executives are listed below.

                           SUMMARY COMPENSATION TABLE
                                                                           Restricted
                                                                             Stock            All Other
Name and Principal Capacity               Year            Salary            Awards(1)        Compensation(2)
---------------------------               ----            ------            ---------        ---------------
Richard Gabriel(3)                        2003         $     --            $870,000(4)          $444,808
Director, Chief Executive                 2004          148,615(10)            --                (56,646)
Officer , President                       2005          205,203(10)            --                   --

Hector Gomez, M.D., Ph.D.(11)             2003         $     --            $725,000(5)          $277,988
Director, Chairman of the                 2004           74,678(10)           --                  28,664
Board, Chief Medical Officer              2005          229,664(10)           --                  20,000

Tony Frudakis, Ph.D.(6)                   2003         $130,000            $870,000(7)          $307,888
Chief Scientific Officer,                 2004          183,010(10)            --                 (8,488)
Director, Secretary                       2005          200,203(10)            --                   --

Monica Tamborini(8)                       2003         $     --           $580,000(9)           $257,372
Chief Financial Officer,                  2004          130,132(10)            --                  9,280
Chief Operations Officer                  2005           63,606(10)            --                   --

(1) The dollar value of the restricted stock is calculated by multiplying the closing market price of our unrestricted stock on the date of grant, May 16, 2003, by the number of shares awarded as required in instructions to Item 402(b)(2)(iii)(C). For book purposes, the value is calculated by applying a 15% discount on the closing price.

(2) Because the grantees can not sell their stock for cash to cover the tax liability that will be due, we agreed to cover the tax liability associated with the stock grant in cash by the date that the tax will be due by the grantee. The table reflects amounts that were earned in 2003 and 2004, but paid in 2004 and 2005, respectively. The 2004 amounts also reflect an adjustment to this tax liability for these executives. Dr. Gomez's 2003, 2004 and 2005 amounts include $20,000 of additional compensation.

(3) Mr. Gabriel joined our Board of Directors during 2002 and became our Chief Executive Officer and President in 2003.

(4) Calculated on 1,500,000 shares at a price of $0.58, the close price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

(5) Calculated on 1,250,000 shares at a price of $0.58, the close price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

(6) Dr. Frudakis has been with us since inception and has held many titles and positions during that time including Chief Executive Officer, President and Chief Financial Officer. Dr. Frudakis is currently our Chief Scientific Officer.

(7) Calculated on 1,500,000 shares at a price of $0.58, the close price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

(8)  Ms.  Tamborini  joined  us  in  2003.

(9) Calculated on 1,000,000 shares at a price of $0.58, the close price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

(10) The executives deferred part of their 2004 salary. The deferred salary amounts included in the 2004 amounts above were $54,170 for Mr. Gabriel, $29,231 for Mr. Gomez, $48,346 for Mr. Frudakis and $50,763 for Ms. Tamborini. The executives deferred part of their 2005 salary. The deferred salary amounts included in the 2005 amounts above were $75,000 for Mr. Gabriel, $66,000 for Mr. Gomez, $60,000 for Mr. Frudakis and $18,375 for Ms. Tamborini.

(11) Dr. Gomez joined our Board of Directors during 2002 and became our Chief Medical Officer in 2003.

                              EMPLOYMENT AGREEMENTS

     On May 8, 2001, we entered into an Employment Agreement with Tony Frudakis, our Chief Scientific Officer. The Agreement runs for a term that commenced August 22, 2001 and expires August 22, 2005, subject to extension from year to year by mutual agreement. Our Board of Directors may increase the salary from time to time in its discretion. At January 1, 2006, his salary was increased to $240,000 with $168,000 paid in cash and $72,000 deferred. The Employment Agreement also permits the Board of Directors to pay discretionary bonuses or other benefits to Dr. Frudakis. Upon termination of employment, the Agreement prohibits Dr. Frudakis from competing with the Company for a period of two years in the state of Florida. On November 30, 2001, we also entered into a Performance Stock Agreement with Dr. Frudakis that requires us to grant him 1.5 million shares of our restricted stock upon achieving certain milestones. The Board of Directors renegotiated the milestones in light of changes in our operational strategy. Thereafter, Dr. Frudakis met the milestone and we granted the stock in 2003.

     In May 2003, we entered into one-year employment agreements with Richard Gabriel, Hector Gomez, and Monica Tamborini. These agreements automatically extend for unlimited successive one-year periods unless terminated in accordance with the agreement. As consideration for the first year of employment, we agreed to issue, at no cost to the executives, a total of 3,750,000 shares of our common stock, and to pay the related federal and state income taxes they will incur as a result of these stock grants. The Agreements prohibit them from competing with us for a period of two years from the date of termination or leaving our employ. At January 1, 2006, Richard Gabriel's annual salary is $300,000 with $210,000 paid in cash and $90,000 deferred; Hector Gomez's annual salary is $288,000 with $201,600 paid in cash and $86,400 deferred; and Monica Tamborini's annual salary is $210,000 with $147,000 paid in cash and $63,000 deferred.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until August 2003, we leased our principal office from Pacific Atlantic Corporation, a corporation controlled by George Frudakis, the father of Tony Frudakis. On October 15, 2001, we signed a lease for this space. The lease ran for 10 years at $5,333 per month plus increases annually based on increases in the Consumer Price Index. In June of 2003, we renegotiated the lease. The new two year operating lease expired on May 31, 2005 with an option to extend the lease for one year and then an additional three months. The building was sold to JSD Sarasota, LLC on August 26, 2003.

     In connection with the renegotiation of the lease, we agreed to pay Mr. Frudakis an amount equal to 6 months rent, payable in our common stock. On July 28, 2004, we issued 76,118 shares of our common stock in exchange for a charge valued at $41,900 for renegotiating our building lease. These shares were issued to Mr. Frudakis.

     In February 2002, we entered into a funding agreement with 4 shareholders, one of whom is Dr. Tony Frudakis, our Chief Scientific Officer and one of our directors, and another of whom is George Frudakis, Dr. Frudakis' father. These shareholders initially agreed to loan us $2,000,000 between March 2002 and December 2002. These loans were to be repaid along with all accrued interest at 8% on January 31, 2003. In June 2002, we elected to satisfy $509,160 of these notes through the issuance of 727,368 shares of our common stock.

     During October 2002 the terms of this agreement were modified, effectively terminating the participation of two of the shareholders. Pursuant to the amended agreement, the remaining two shareholders (including Dr. Frudakis and Mr. Frudakis) agreed to loan us $1,000,000 between December 2002 and December 2003. These loans were scheduled to mature, along with all accrued interest at 8%, on December 31, 2003. In the event of our default, the lenders' only remedy is to require us to issue shares of our stock as consideration for satisfaction of the debt. The number of shares to be issued for satisfaction of the debt will be based on a price of $0.70 per share if the weighted average price of our stock is $1.00 per share or above; alternatively if the weighted average price of our shares is less than $1.00, the number of shares due will be calculated using a 40% discount to the market price. Notwithstanding this, in no event will the shares to be issued under this arrangement be based on a price of less than $0.20 per share.

     During 2004, we paid $75,000 to George Frudakis to pay principal of approximately $45,000 and accrued interest of approximately $4,000, and to satisfy in full any other claims related to his note and funding agreement.

     Also, during 2004, the note to Tony Frudakis was reduced by a $38,068 payment made to him by making payments on his behalf to third parties. During late 2004, Tony Frudakis and we agreed to extend the funding agreement with him under the same terms until December 31, 2005 with an additional provision that if we are in default of the note, then the only recourse to pay the note is with our stock. During 2005, we reduced the note by $33,634 by making payments on his behalf to third parties. This agreement was replaced by a note payable with 8% annual interest and the interest and principal due on December 31, 2006. The provision permitting repayment of the note with our stock was deleted. At December 31, 2005, our notes payable to Tony Frudakis have a balance of $238,381.

     On April 1, 2003, we terminated a consulting agreement with GenBiomics, LLC, a company in which Mr. Gabriel and Dr. Gomez were members. The original consulting agreement was signed on May 17, 2002. Since that time, Mr. Gabriel and Dr. Gomez agreed to become officers and directors of the Company. As a result, the prior consulting agreement was terminated. During 2003, we recorded consulting expense related to this agreement of $10,000.

     On December 28, 2004, we entered into a loan agreement with Biofrontera AG, a German corporation whereby we loaned 140,000 euros to Biofrontera. This converted to 193,426 US dollars at year end. This note had a 12 % annual interest rate, With the Interest and principal due by December 31, 2005. During the fourth quarter of 2005, this loan was paid in full.


                             AUDIT AND RELATED FEES

Audit  Fees
-----------

     During 2004, we were billed by Kingery, Crouse and Hohl, approximately $1,000 and Pender, Newkirk and Company billed $59,000 for audit and review fees associated with our 10-QSBs and 10-KSB. During 2005, we were billed by Pender, Newkirk and Company approximately $98,477 for audit and review fees associated with our 10-QSBs and 10-KSB.

Audit  related  fees
--------------------

None

Tax  Fees
---------

During 2004, we were billed approximately $3,945 by our accountants Pender, Newkirk and Company for preparing 2002 and 2003 tax returns. During 2005, we were billed approximately $3,610 by our accountants Pender, Newkirk and Company for preparing our 2004 tax return.

All  Other  Fees
----------------

None.

     The Board of Directors has determined that the provision of services rendered above does not impair Pender, Newkirk and Company's independence.

Audit  Committee
----------------

     We do not have a separate Audit Committee. Our full Board performs the functions normally designated to an Audit Committee. Although we do not have an Audit Committee, Ms. Tamborini has been designated by our Board of Directors as our Audit Committee Financial Expert. Ms Tamborini, in the Board of Directors' opinion, has the required experience to serve in this capacity. She has an understanding of generally accepted accounting principles and financial statements and has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves. She also has over 20 years experience preparing and evaluating financial statements that had a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements. She has an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions. Because of her positions as Chief Operating Officer and Chief Financial Officer, Ms. Tamborini is not "independent" with respect to the Company.


                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Pender, Newkirk and Company to serve as the Company's independent accountants for the fiscal year ending December 31, 2006, subject to ratification at the Annual Meeting. The number of votes for ratification must exceed the number of votes against ratification, assuming a quorum is present, to ratify the selection of Pender, Newkirk and Company. Therefore, abstentions and broker non-votes (which may occur where shares are held in a brokerage or bank account, if a beneficial owner of stock fails to provide the broker or the bank voting instructions as to such shares) will not count as votes against a ratification of the selection of Pender, Newkirk and Company.

     A representative of Pender, Newkirk and Company is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.


THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFYING THE SELECTION OF PENDER, NEWKIRK AND COMPANY AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.



                                  ANNUAL REPORT

     The Company's 2005 Annual Report on Form 10-KSB, which the Company has filed with the Securities and Exchange Commission, containing audited financial statements for the fiscal years ended December 31, 2005 accompanies this Proxy Statement.


                         SECURITY OWNERSHIP OF PRINCIPAL
                           STOCKHOLDERS AND MANAGEMENT

     On April 25, 2006, the record date with respect to this solicitation for determining stockholders entitled to notice of, and to vote at, the Annual Meeting, 346,060,689 shares of the Company's Common Stock were outstanding. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters to come before the Annual Meeting and at any adjournment thereof.

     The following table sets forth, as of March 31, 2006 certain information concerning beneficial ownership of shares of our stock and the approximate percentage of shares of our stock owned by (i) each person known to us to own 5% or more of the outstanding shares of stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. There are no arrangements in effect that would result in a change of control of the Company.

                               Name and Address of    Amount of Beneficial     Percentage
            Title of Class     Beneficial Owner (1)        Ownership         of  Class  (2)
           ---------------     --------------------        ---------         --------------
               Common          Tony Frudakis (3)          21,562,829             6.02%
               Common          Monica Tamborini (4)       23,000,000             6.39%
               Common          Richard Gabriel (4)        23,000,000             6.39%
               Common          Hector Gomez (5)           19,890,200             5.55%
               Common          Directors and Officers
                               as a Group (4 persons)     64,453,029            16.23%

(1) Unless otherwise noted, c/o DNAPrint Genomics, Inc., 900 Cocoanut Avenue, Sarasota, FL 34236.

(2) Percentage of ownership is based on 339,538,062 shares of common stock outstanding on March 31, 2006.

(3) Represents 3,062,829 shares directly owned by Dr. Frudakis and 18,500,000 shares which may be acquired within 60 days by exercise of options.

(4) Represents 1,500,000 shares directly owned by Mr. Gabriel, 18,500,000 shares which Mr. Gabriel may acquire within 60 days by exercise of options, 1,000,000 shares directly owned by Ms. Tamborini, and 2,000,000 shares which Ms. Tamborini may acquire within 60 days by exercise of options.

(5) Represents 1,260,200 shares directly owned by Dr. Gomez, and 18,630,000 shares which may be acquired within 60 days by exercise of options.

                              STOCKHOLDER PROPOSALS

     For stockholder proposals to be considered for inclusion in the proxy materials for the Company's 2007 Annual Meeting of Stockholders, they must be received by the Company's Secretary no later than January 3, 2007.

                                  OTHER MATTERS

     At the time of preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                         By  Order  of  the  Board  of  Directors
                         TONY  FRUDAKIS
                         Chief  Scientific  Officer  and  Secretary

Sarasota,  Florida
May  1,  2006

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                             DNAPRINT GENOMICS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Tony Frudakis and Richard Gabriel and either of them, as proxies, to vote all shares of Common Stock of DNAPrint Genomics, Inc. (the "Company") held of record by the undersigned as of April 25, 2006, the record date with respect to this solicitation, at the Company's 2006 Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 8720 Tamiami Trail, Sarasota, Florida 34243 on June 22, 2006 at 10:00 AM Eastern Daylight Time and all adjournments thereof, upon the following matters:

                             DNAPRINT GENOMICS, INC.
          PLEASE MARK VOTE ON THE SPACE PROVIDED; USING DARK INK ONLY.


PROPOSAL  #1: The election of Richard Gabriel, Tony Frudakis and Hector Gomez as
------------
directors  of  the  Company  (check  one  of  the  following  blanks):

     _____ FOR all of the above nominees (except do not vote for the nominee(s) whose name(s) appear(s) below):

________________________________________________________________________________

     _____  WITHHOLD  AUTHORITY  To  vote  for  the  above  nominee(s)


PROPOSAL  #2:  Ratify  the  appointment  of  Pender,  Newkirk and Company as the
------------
Company's independent auditors for the fiscal year ending December 31, 2006 (check one of the following blanks):
-

     _____ FOR the proposal to ratify the appointment of Pender, Newkirk and Company as the Company's independent auditors for the fiscal year ending December 31, 2006

     _____ AGAINST the proposal to ratify the appointment of Pender, Newkirk and Company as the Company's independent auditors for the fiscal year ending December 31, 2006




     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL #1 AND "FOR" THE RATIFICATION OF PENDER, NEWKIRK AND COMPANY AS THE COMPANY'S INDEPENDENT AUDITOR FOR FY 2006 IN PROPOSAL #2.

Please  sign  below,  date,  and  return  promptly:

Dated:  _____________,  _____,  2006

________________________________
Signature

Additional Signatures if Jointly Held (if applicable). In signing as Attorney, Administrator, Executor, Guardian, or Trustee, please add your title as such.